Exhibit 99

                   SBM Financial Group Relocates Headquarters

     BETHESDA, Md.--(BUSINESS WIRE)--Feb. 4, 2005--SBM Financial Group ("SBM") is pleased to announce that it has relocated its Bethesda headquarters to the Air Rights Center in downtown Bethesda, MD. SBM's new address is:

    SBM Financial Group
    7315 Wisconsin Ave
    Suite 1250 West
    Bethesda, MD 20814

     The move consolidates SBM's Bethesda operations and staff into one suite of offices in the heart of Bethesda's business district.
     "Operationally this move is important for us as we bring all of our area staff together, and is essential for our corporate growth," said Eric M. Westbury, SBM's President and CEO. "I know everyone feels energized and excited to be in downtown Bethesda," Westbury added.
     The Air Rights Center is a three-tower 712,000 square-foot office complex located near the intersection of Wisconsin Avenue and Old Georgetown Road in Bethesda. The complex is home to several well-known financial service providers.
     SBM's corporate telephone number remains 301-656-4200. The firm's Certificateholder Services and Advisor Support groups continue to operate out of SBM's New Ulm, Minnesota offices, which can be reached at 888-749-4353.
     SBM Financial Group is a financial holding company whose subsidiaries provide financial products and services to the retail and institutional marketplace. SBM's Mortgage Services division offers a variety of mortgage products to borrowers in the Mid-Atlantic through Atlantic Capital Funding Corporation, an SBM subsidiary. SBM's Investment Products division is engaged in face-amount certificate operations through SBM Certificate Company. SBM's Capital Markets group provides financing for commercial real estate projects and participates as a principal investor in private equity and debt opportunities.
     SBM cautions readers that the statements contained in this press release with respect to its future business plans, operations, opportunities or prospects, including any factors that may affect future earnings are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based upon management's current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results.
     More information on SBM Financial Group can be obtained by phoning SBM at 301-656-4200. Investment Advisors please call 888-749-4353.


     CONTACT: SBM Financial Group
              Phillip Brady Hayden, 301-656-4200